Exhibit 10.1
EXECUTION COPY
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of October 15, 2008, by and between HealthMarkets, Inc., a Delaware corporation (“HealthMarkets” or the “Company”) and Anurag Chandra (the “Executive”). Certain capitalized terms used herein are defined in Section 24.
     WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company effective as of the Effective Date (as defined below);
     WHEREAS, the Company and the Executive desire to set forth in this Agreement the terms and conditions of Executive’s employment with the Company; and
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, it is agreed as follows:
     1. Employment. Effective as of the Effective Date, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, upon the terms and conditions set forth herein. The employment relationship between the Company and the Executive shall be governed by the general employment policies and practices of the Company, including, without limitation, those relating to the Company’s Code of Professional Conduct, the treatment of confidential information and avoidance of conflicts; provided, however, that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, the terms of this Agreement shall control. The Executive shall serve as an officer and/or an employee of any Subsidiary, as may be requested from time to time by the Reporting Person (as such term is defined in Section 3(a) below), and without any additional compensation, unless otherwise determined by the Reporting Person. In addition, the Executive’s service as an officer and/or an employee of any Subsidiary will be encompassed within any reference made in this Agreement to employment by the Company. If the Executive serves as an officer and/or an employee of any Subsidiary, any payment or provision of benefits to the Executive by such Subsidiary shall fulfill the Company’s obligation to make such payment or provide such benefits pursuant to the terms of this Agreement.
     2. Term. Subject to earlier termination of the Executive’s employment as provided under Section 9, the Executive’s employment shall be for an initial term commencing on October 13, 2008 (such start date, the “Effective Date”) and ending on the third anniversary of the Effective Date (the “Initial Employment Term”); provided, however, that at the end of the Initial Employment Term and on each succeeding anniversary of the Effective Date, the employment of the Executive will be automatically continued upon the terms and conditions set forth herein for one additional year (each, a “Renewal Term”), unless either party to this Agreement gives the other party written notice (in accordance with Section 18) of such party’s intention to terminate this Agreement and the employment of the Executive at least ninety (90) days prior to the end of such initial or extended term. For purposes of this Agreement, the Initial Employment Term and any Renewal Term shall collectively be referred to as the “Employment Term.”
     3. Position and Duties of the Executive.

          (a) The Executive shall serve in the position set forth on Exhibit A and shall report directly to the position set forth on Exhibit A attached hereto (the “Reporting Person”). The Executive shall have such duties, responsibilities and authority commensurate with the Executive’s position and such related duties and responsibilities, as from time to time may be assigned to the Executive by the Reporting Person. In addition, the Executive will be subject to, and will act in substantial accordance with, all reasonable lawful instructions and directions of the Board and all applicable reasonable policies and rules thereof as are consistent with the above position, duties, responsibilities and authority. During the Employment Term, the Executive shall perform his duties in the Dallas/Ft. Worth area, Texas.
          (b) During the Employment Term, the Executive shall, except as may from time to time be otherwise agreed in writing by the Company and during vacations (as set forth in Section 7 hereof) and authorized leave, devote substantially all of his normal business working time and his best efforts, full attention and energies to the business of the Company, the performance of the Executive’s duties hereunder and such other related duties and responsibilities as may from time to time be reasonably prescribed by the Board or any committee thereof, the Reporting Person or any committee or person delegated by the Reporting Person, in each case, within the framework of the Company’s policies and objectives.
          (c) During the Employment Term and provided that such activities do not either (i) contravene the provisions of Section 3(a), 3(b), 12 or 13 hereof or (ii) materially interfere with the performance of the Executive’s duties hereunder, the Executive may continue to serve as a member of the governing board of the governmental, educational, charitable or other community affairs organizations set forth on Exhibit A attached hereto. The Executive may retain all fees and other compensation from any such service, and the Company shall not reduce his compensation by the amount of such fees.
     4. Compensation.
          (a) Base Salary. During the Employment Term, the Company shall pay to the Executive a base salary of not less than the amount set forth on Exhibit A attached hereto per annum (the “Base Salary”). The Executive’s Base Salary may be increased (but not decreased) from time to time by the Committee in its sole discretion, payable at the times and in the manner consistent with the Company’s general policies regarding compensation of executive employees. Such Base Salary shall be reviewed by the Board or an authorized committee of the Board at least annually beginning in January, 2010 for purposes of evaluating an increase in the Executive’s Base Salary.
          (b) Cash Incentive Compensation. With respect to the Company’s 2008 fiscal year and each fiscal year of the Company thereafter, all or part of which occurs during the Employment Term, the Executive will be eligible to participate in the Company’s annual management incentive program or arrangement approved by the Board (or any authorized committee thereof) or any successor program or plan thereto or thereunder on terms and conditions no less favorable to the Executive than those available to similarly situated executives of the Company, with a target bonus opportunity of the percentage of the Base Salary set forth on Exhibit A attached hereto (the “Target Bonus Percentage”) and a maximum bonus opportunity of not less than the percentage of the Base Salary set forth on Exhibit A attached hereto (the

“Maximum Bonus Percentage”); provided, however, that with respect to the Company’s 2008 fiscal year, the Executive’s actual annual bonus earned for such fiscal year, if any, will be equal to the (x) the annual bonus which otherwise would have been earned by Executive for the Company’s 2008 fiscal year absent pro-ration, times (y) a fraction, the numerator of which is the number of days in the Company’s 2008 fiscal year from and after October 1, 2008, and the denominator of which is 365. The Board (or any authorized committee thereof) shall have the authority to establish performance metrics and such other terms and conditions of the annual management incentive program pursuant to which such bonuses may be earned. Such annual bonuses shall be paid to the Executive in cash no later than the date such bonuses are generally paid to other senior executives of the Company, but in all events by March 15 of the year following the fiscal year for which such annual bonus was earned (unless the Executive has elected to defer receipt of any such bonuses).
          (c) Equity Compensation. During the Employment Term, the Executive will be eligible to participate in the Company’s MOP and any other incentive, equity-based and deferred compensation plans and programs or arrangements as may be determined by the Board or any successor programs or plans thereto or thereunder, in each case, as may be in effect from time to time and as may be determined by the Board. The Committee will, as soon as practicable after the Effective Date, award 150,000 Option Rights (the “Initial Grant”), which Initial Grant will be awarded in four (4) tranches and will vest and otherwise be subject to the provisions set forth in the Executive’s Non-Qualified Stock Option Agreement to be entered into in the form of Exhibit A attached hereto; provided, that in the event that (i) to the extent such amendment is necessary to effectuate the grant hereunder, the Company’s stockholders shall fail to approve an amendment to the MOP as set forth in Exhibit A prior to the earlier of a Change of Control or June 30, 2009, which the Blackstone Investor Group (as defined in the Stockholders Agreement) (“Blackstone”) represents it has sufficient votes to approve as of the Effective Date and which Blackstone shall vote for (the “Amendment”) or (ii) the Executive fails to make the Investment in the Company in accordance with Section 8 of this Agreement, the Initial Grant shall immediately be void ab initio and of no further force and effect. To the extent such amendment is necessary to effectuate the grant hereunder, failure to obtain stockholder approval for the Amendment by the earlier of a Change of Control or June 30, 2009 shall be a breach of this Section 4(c) and Exhibit C, entitling the Executive to terminate his employment for Good Reason. In all events, any equity award (or portion thereof) granted to the Executive that vests solely upon the Executive’s fulfillment of time and/or service requirements shall vest in full upon a “Change of Control” (as such term is defined in the MOP in effect as of the Effective Date, plus any amendments to such definition after the Effective Date which would result in a transaction not covered by the Change of Control definition in effect as of the Effective Date constituting a “Change of Control”). Shares acquired on exercise of any stock option will be subject to the terms and conditions of the Stockholders’ Agreement. The Company and the Executive acknowledge that they will agree to provide the Company with the right to require the Executive and other executives of the Company to waive any registration rights with regard to such shares upon an IPO, in which case the Company will implement an IPO bonus plan in cash, stock or additional options to compensate for the Executive’s and the other executives’ loss of liquidity; provided that if the Executive’s employment is terminated without Cause or for Good Reason, then the Executive shall fully vest upon the date of termination in any grant made under such IPO bonus plan.

          (d) LTIP Awards.
     (i) Initial LTIP Award. As soon as practicable after the Effective Date, but in all events within 30 days following such date, the Company shall grant the Executive an LTIP award in the form of a restricted stock grant consisting of a number of shares of A-1 common stock (together with any other equity received as proceeds thereon, “Shares”) of the Company with a grant date value of $150,000 (with the number of Shares determined based on the Fair Market Value (as defined in the Stockholders Agreement) of a Share on the date of grant) (the “Initial LTIP Award”). Except as may otherwise be provided in Section 10 of this Agreement, the Initial LTIP Award shall vest at the earlier of (x) a Change of Control or (y) in three equal annual installments, on each of the first three anniversaries of the Effective Date, in both cases subject to the Executive’s continued employment with the Company through the applicable vesting date. It is the intent of the parties that the vesting of the Shares described in this paragraph shall constitute a transfer of property within the meaning of Section 83 of the Code.
     (ii) Annual LTIP Awards. In addition to any other compensation granted or paid hereunder, with respect to the Company’s 2009 fiscal year and each fiscal year of the Company thereafter, all or part of which occurs during the Employment Term, the Executive shall be entitled to receive a long-term incentive award, with a target value of no less than $100,000 (the “Annual LTIP Award”) (and which shall be granted at no less than target if the applicable performance targets have been met). Subject to the Executive’s achievement of certain performance goals to be established by the Board (or any authorized committee thereof), the Annual LTIP Award shall be granted to the Executive within the first 75 days of the year immediately following the end of the applicable fiscal year to which such performance goals relate (the “Performance Year”). Except as may otherwise be provided in Section 10 of this Agreement, (i) any such granted Annual LTIP Award shall vest in three equal installments, on each of the first three anniversaries of the Effective Date occurring after the conclusion of the applicable Performance Year for which it was granted, subject to the Executive’s continued employment with the Company through each applicable vesting date and (ii) any vested portion of such Annual LTIP Award shall be delivered to the Executive, 100% in cash, on the third anniversary of the Effective Date occurring after the conclusion of the applicable Performance Year for which it was granted. It is intent of the parties that there shall be no transfer of property (within the meaning of Section 83 of the Code) with respect to the Annual LTIP Award prior to the payment date as described in this Section 4. The Board (or any authorized committee thereof) shall have the authority to establish performance metrics pursuant to which such Annual LTIP Awards may be earned.
     (iii) Change of Control. In all events, all outstanding Annual LTIP Awards shall vest in full upon a Change of Control and if such Change of Control constitutes a “change in control event” within the meaning of Section 409A of the Code, shall be paid to the Executive upon such Change of Control.

     (iv) Termination of Employment. Except as may otherwise be provided in Section 10 of this Agreement, any unvested LTIP award shall be forfeited upon termination of the Executive’s employment. Any portion of the Initial LTIP Award or the Annual LTIP Award that has become vested shall be non-forfeitable.
          (e) Sign-On Bonus. The Company shall pay the Executive a sign-on bonus in the amount of $350,000 in January, 2009 (subject to the Executive’s continued employment through such date) (the “Sign-On Bonus”). In the event that the Effective Date is after October 13, 2008, the Executive shall in no event be entitled to the Sign-On Bonus, but the Company may, in its sole discretion, pay the Executive a sign-on bonus in an amount of up to $350,000 in January, 2009 (any such bonus, the “Discretionary Sign-On Bonus”). In the event that the Executive’s employment with the Company is terminated by the Company for Cause or by the Executive without “Good Reason” prior to the 18-month anniversary of the Effective Date, in each case prior to a Change of Control, the Executive will be required to repay to the Company, within 15 days of such termination, an amount equal to the product of (i) the excess of (A) the Sign-On Bonus or the Discretionary Sign-On Bonus, as applicable, over (B) the applicable taxes withheld on such Bonus and (ii) a fraction, the numerator of which is the number of months from the date of termination through the date that is 18 months following the Effective Date and the denominator of which is 18. Notwithstanding the foregoing, the Executive will not be required to repay any portion of the Sign-On Bonus or the Discretionary Sign-On Bonus upon a termination of his employment without “Good Reason” where the PIT Conditions have been satisfied as of the date of such termination without “Good Reason.”
     5. Employee Benefits.
          (a) General. In addition to the compensation described in Section 4, during the Employment Term, the Executive shall be eligible to participate in the employee benefit plans and programs, and to receive perquisites, provided from time to time to similarly situated executives of the Company and its Subsidiaries generally.
          (b) Relocation Allowance. In connection with the Executive’s commencement of employment with the Company, the Company will provide the Executive with standard executive relocation benefits pursuant to the HealthMarkets Executive Relocation Program and up to 30 days of temporary living expenses in the Dallas/Ft. Worth area, Texas.
     6. Expenses. During the Employment Term, the Company shall pay or reimburse the Executive for reasonable and necessary expenses incurred by the Executive in connection with the Executive’s performance of the Executive’s duties on behalf of the Company and its Subsidiaries in accordance with the expense policy of the Company applicable to similarly situated executives of the Company and its Subsidiaries generally.
     7. Vacation. The Executive shall be entitled to four (4) weeks of vacation per year in accordance with the Company’s policies, whether written or unwritten, regarding vacation for similarly situated executives of the Company and its Subsidiaries generally. Subject to the Company’s policies, the duration of such vacations and the time or times when they shall be taken will be determined by the Executive in consultation with the Company.

     8. Investment. As soon as practicable following the Effective Date, but in no event later than January 2009, the Executive will invest cash in the amount of $100,000 in Shares, at a purchase price per Share at the then Fair Market Value of a Share (such investment, the “Investment”), pursuant to the terms of a Subscription Agreement between the Company and the Executive, and the Executive acknowledges that such Shares will be subject to the terms and conditions of the Stockholders Agreement. The Executive shall make payment for the Shares purchased pursuant to this Section 8 by check or wire transfer as directed by the Company and, upon receipt of the foregoing payment, the Company will issue the Executive a share certificate evidencing the number of Shares purchased.
     9. Termination.
          (a) Termination of Employment by the Company. The Executive’s employment hereunder may be terminated by the Company or any of its Subsidiaries that employ the Executive for any reason or no reason (including with or without Cause or notification by the Company at any time during the Employment Term pursuant to Section 2 that the Company intends to terminate the Agreement and the Executive’s employment, rather than allow the Agreement to renew automatically) by written notice as provided in Section 18. If the Company terminates the Executive’s employment with Cause, all of the Executive’s Option Rights, whether or not vested, will be immediately forfeited. Stock options, if any, held by the Executive following termination of the Executive’s employment with the Company or any of its Subsidiaries, shall remain exercisable in accordance with their terms.
          (b) Voluntary Termination by the Executive. The Executive may voluntarily terminate the Executive’s employment with or without Good Reason at any time by notice to the Company as provided in Section 18. Except as provided in the last sentence of this Section 9(b), any Immigration Termination shall be treated for all purposes hereunder as a resignation by the Executive without Good Reason. Upon the Executive’s termination without Good Reason, (i) any unvested portions of the Initial Grant will be immediately forfeited, (ii) all of the Executive’s vested stock options, if any, shall remain exercisable in accordance with their terms, (iii) in the event such termination is in connection with the Executive’s commencement of employment with Blackstone or one of its portfolio companies, the Initial LTIP Award and any unvested Annual LTIP Awards shall vest on the date of termination but shall be paid at such time as such LTIP Awards would otherwise have been paid had the Executive remained employed with the Company (provided that where the PIT Conditions have been satisfied as of the date of termination and the Executive has not yet accepted an offer to commence employment with Blackstone or one of its portfolio companies, any such LTIP Awards shall be treated in accordance with the parenthetical in Section 10(c) of this Agreement) and (iv) in the event (x) such termination of employment occurs after the last day of the first quarter of an applicable Company fiscal year and (y) the PIT Conditions have been satisfied as of the date of termination, the Executive will be entitled to receive the Pro-Rata Bonus.
          (c) Benefits Period. Subject to Section 10 and any benefit continuation requirements of applicable laws, in the event the Executive’s employment hereunder is terminated for any reason whatsoever, the compensation and benefits obligations of the Company under Sections 4 and 5 shall cease as of the effective date of such termination, except for any compensation and benefits earned but unpaid through such date.

          (d) Call Right. Upon termination of the Executive’s employment with the Company or any of its Subsidiaries for any reason prior to an IPO, the Company will have the right to purchase (the “Call Right”) any of the Executive’s Shares in accordance with the terms and conditions of the Stockholders Agreement.
          (e) Resignation from All Positions. Notwithstanding any other provision of this Agreement to the contrary, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Board, the Executive shall immediately resign from all positions that he holds with the Company, its Subsidiaries and any of their affiliates (and with any other entities with respect to which the Company has requested the Executive to perform services), as applicable, including, without limitation, the Board and all boards of directors of any affiliates. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.
     10. Termination Payments and Benefits. If, during the Employment Term, the Executive’s employment hereunder is terminated by the Company without Cause (which shall, for all purposes of this Agreement, including Exhibit C, and any other related definitive document, include a termination of the Executive’s employment upon conclusion of the Employment Term after the Company’s giving the Executive a notice of non-renewal of the Employment Term), by reason of the Executive’s death or Disability, the Executive terminates his employment for Good Reason or the Executive’s employment is terminated due to a Permissible Immigration Termination, subject to (i) the Executive’s execution and non-revocation of a release of claims against the Company within 60 days following the date of the Executive’s termination of employment, substantially in the form attached hereto as Exhibit B, (ii) the terms of Section 14 and (iii) the Executive’s continued compliance with the covenants of Sections 12 and 13 (collectively, the “Restrictive Covenants”) as set forth in Section 10(g), during the Payment Period, then in such case the Company shall be obligated to pay to the Executive such payments and make available to the Executive such benefits as are set forth in this Section 10 during the Payment Period; provided that, if the termination is a Permissible Immigration Termination, such payments and benefits shall be solely those identified in sections 10(a), 10(b), 10(c) and 10(e) of this Section 10.
          (a) Salary Continuation. The Executive will be entitled to receive an amount equal to the sum of: (i) one (1) times the Executive’s Base Salary in effect at the time of termination of employment and (ii) one (1) times an amount equal to the product of (A) the Executive’s Base Salary in effect at the time of termination of employment and (B) the Executive’s Target Bonus Percentage for the year of the Executive’s termination of employment, or if the Target Bonus Percentage has not been set for such year as of the date of termination of employment, the Target Bonus Percentage for the immediately preceding year (the sum of (i) and (ii), the “Termination Payments”), such amount to be payable in equal installments payable over the Payment Period. Termination Payments shall be paid to the Executive in accordance with the Company’s payroll schedule as in effect on the Effective Date for the duration of the Payment Period. In the event that the Executive dies while any Termination Payments are still payable to the Executive hereunder, unless otherwise provided herein, all such unpaid amounts shall be paid, not later than the tenth (10th) business day following the Executive’s death, to the

Executive’s beneficiary as named on the Executive’s 401(k) Plan beneficiary forms, or, if no such beneficiary is so named, then to the Executive’s estate, in the form of a lump sum cash payment equal to the remaining Termination Payments. Notwithstanding the foregoing, if such termination occurs upon or within the two-year period after a Change of Control (provided that such Change of Control constitutes a “change in control event” within the meaning of Section 409A of the Code), subject to clauses (i), (ii) and (iii) of the lead-in paragraph of this Section 10, the Termination Payments will be paid to the Executive in a lump-sum within 30 days following the date of termination.
          (b) Bonus Entitlement. Solely if the Executive’s termination of employment occurs after the last day of the first quarter of an applicable Company fiscal year, the Executive will be entitled to receive an amount equal to the product of (i) the bonus that would have been paid to the Executive had the Executive remained employed through the date on which bonuses are paid to senior executives of the Company generally based upon the achievement of the applicable performance goals (and determined based on the exercise of negative discretion no less favorable to the Executive than that exercised with respect to active senior executives of the Company generally and, if the payment is not subject to Section 162(m) as of the date of termination, as if the Executive had achieved any subjective performance targets at 100%) and (ii) a fraction, the numerator of which is the number of days which have elapsed from the first day of the fiscal year in which the date of termination occurs through the date of termination and the denominator of which is 365 (such amount, if any, the “Pro-Rata Bonus”), which Pro-Rata Bonus shall be paid within the first 75 days of the year immediately following the end of the year to which such Pro-Rata Bonus relates (unless the Executive has deferred receipt of the applicable bonus).
          (c) Initial LTIP Award. To the extent then unvested and unpaid, the Executive’s Initial LTIP Award shall vest on the date of termination (and, in the event of a termination where the PIT Conditions have been satisfied as of the date of termination, shall (i) remain outstanding and eligible to vest during the Comparable Non-U.S. Employment Offer Period, (ii) if a Permissible Immigration Termination occurs, vest on the Permissible Immigration Termination Date, if any and (iii) if a Permissible Immigration Termination does not occur and the Executive has not accepted an offer to commence employment with Blackstone or one of its portfolio companies, shall be forfeited) but shall be paid at such time as such Initial LTIP Award would otherwise have been paid had the Executive remained employed with the Company.
          (d) Equity Compensation. To the extent not previously vested, cancelled or expired, the Executive will vest in the Executive’s Initial Grant and any other grant of Option Rights in accordance with their terms, which will remain exercisable in accordance with their terms.
          (e) Welfare Benefits. During the Payment Period, the Company shall maintain in full force and effect for the continued benefit of the Executive all health care benefit plans, except disability coverage, in which the Executive was entitled to participate immediately prior to the Executive’s termination or shall arrange to make available to the Executive health care benefits (except disability coverage) substantially similar to those which the Executive would otherwise have been entitled to receive if his employment had not been terminated (the

“Welfare Benefits”). The Welfare Benefits shall be provided to the Executive on the same terms and conditions under which the Executive was entitled to participate immediately prior to his termination of employment, including any applicable employee contributions.
          (f) Any payments under this Section 10 to the Executive shall not be taken into account for purposes of any retirement plan (including any supplemental retirement plan or arrangement) or other benefit plan sponsored by the Company, except as otherwise expressly required by such plans or applicable law.
          (g) Section 409A of the Code; Specified Employee. Notwithstanding the preceding provisions of this Section 10, in the event that the Executive is a “specified employee” (within the meaning of Section 409A of the Code) on the date of termination of Executive’s employment with the Company and the Termination Payments to be paid within the first six months following such date (the “Initial Payment Period”) exceed the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) (the “Limit”) and do not otherwise qualify under the short-term deferral exemption, then (i) any portion of the Termination Payments that is payable during the Initial Payment Period that does not exceed the Limit or can paid within the short-term deferral exemption shall be paid at the times set forth in Section 10(a), (ii) any portion of the Termination Payments that exceeds the Limit and cannot be paid within the short-term deferral exemption (and would have been payable during the Initial Payment Period but for the Limit) shall be paid, with Interest, on the first business day of the first calendar month that begins after the six-month anniversary of Executive’s “separation from service” (within the meaning of Section 409A of the Code) and (iii) any portion of the Termination Payments that is payable after the Initial Payment Period shall be paid at the times set forth in Section 10(a), respectively. For purposes of this paragraph, “Interest” shall mean interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, from the date on which payment would otherwise have been made but for any required delay through the date of payment. Notwithstanding the foregoing, in the event that the Executive dies while any Termination Payments are still payable to the Executive hereunder, unless otherwise provided herein, all such unpaid amounts shall be paid, not later than the tenth (10th) business day following the Executive’s death, to the Executive’s beneficiary as named on the Executive’s 401(k) Plan beneficiary forms, or, if no such beneficiary is so named, then to the Executive’s estate, in the form of a lump sum cash payment equal to the remaining Termination Payments.
          (h) No Obligation to Mitigate. The Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise and, except with respect to the Welfare Benefits or as provided for in Section 10(i) below, no Termination Payments shall be reduced whether or not the Executive obtains other employment.
          (i) Return of Payments/Clawback. Not in any way in limitation of any right or remedy otherwise available to the Company, if the Executive does not comply with any of the Restrictive Covenants (subject to the Company providing the Executive with written notice of any such non-compliance), (i) the Termination Payments, the Pro-Rata Bonus and the Welfare Benefits (but for the avoidance of doubt excluding any LTIP Award or equity awards) then or thereafter due from the Company to the Executive shall be terminated immediately, (ii) the Company’s obligation to pay or provide and the Executive’s right to receive such payments or benefits shall terminate and be of no further force or effect and (iii) the Executive shall be required to pay back to the Company an amount equal to any Termination Payments or amounts in respect of the Pro-Rata Bonus previously paid to him, in each case, without limiting or affecting the Executive’s obligations under the Restrictive Covenants or the Company’s other rights and remedies available at law or equity. Except as otherwise provided herein, there shall be no offset or clawback with respect to the Initial LTIP Award, the Annual LTIP Award, the Initial Grant or any other equity awards for breach of any restrictive covenants.
     11. Certain Additional Payments by the Company.
          (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 11(a), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 10(a), (ii) Section 10(b), (iii) Section 10(c), (iv) any cash payments under Section 10(i), (v) any non-cash amounts under Section 10(i) and (vi) Section 10(d). For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 11(a). The Company’s obligation to make Gross-Up Payments under this Section 11 shall not be conditioned upon the Executive’s termination of employment.
          (b) Subject to the provisions of Section 11(c), all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive (absent manifest error). As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 11(c) (or decides not to contest a claim) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
          (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:
     (i) give the Company any information reasonably requested by the Company relating to such claim,
     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
     (iii) cooperate with the Company in good faith in order effectively to contest such claim, and
     (iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 11(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (d) If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive’s behalf pursuant to Section 11(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 11(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 11(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
          (e) Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm’s determination; provided, however, that the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority; or, in the case of amounts relating to a claim described in Section 11(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section 11, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.
          (f) Definitions. The following terms shall have the following meanings for purposes of this Section 11.
          “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code or other similar tax (other than Section 409A of the Code) which may hereafter be imposed, together with any interest or penalties imposed with respect to such excise tax.
          “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

          A “Payment” shall mean any payment, benefit, entitlement or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise (including, without limitation, any payment, benefit, entitlement or distribution paid or provided by the person or entity effecting the change in control).
          The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
     12. Confidentiality.
          (a) The Executive acknowledges that in the course of his employment by the Company, he will or may have access to and become informed of confidential or proprietary information of the Company and its Subsidiaries (“Confidential Information”), which is a competitive asset, including, without limitation, (i) the terms of any agreement between the Company and any employee, customer or supplier, (ii) pricing strategy, (iii) merchandising and marketing methods, (iv) product development ideas and strategies, (v) personnel training and development programs, (vi) financial results, (vii) strategic plans and demographic analyses, (viii) proprietary computer and systems software, and (ix) any non-public information concerning the Company, its employees, suppliers or customers. The Executive agrees that he will keep all Confidential Information in strict confidence during the term of his employment by the Company and thereafter, and will never directly or indirectly make known, divulge, reveal, furnish, make available, or use any Confidential Information (except in the course of his regular authorized duties on behalf of the Company). The Executive agrees that the obligations of confidentiality under this Section 12 shall survive termination of the Executive’s employment with the Company regardless of any actual or alleged breach by the Company of this Agreement, until and unless any such Confidential Information shall have become, through no fault of the Executive, generally known to the public or the Executive is required by lawful service of process, subpoena, court order, law or the rules or regulations of any regulatory body to which he is subject to make disclosure (after providing to the Company a copy of the documents seeking disclosure of such information and giving the Company prompt notice upon receipt of such documents and prior to their disclosure). All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like relating to the Company’s business that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment shall remain the sole property of the Company and/or its affiliates, as applicable, and shall be turned over to the Company upon termination of the Executive’s employment. The Executive’s obligations under this Section 12 are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which the Executive may have to the Company under general legal or equitable principles.
          (b) Except in the ordinary course of the Company’s business, the Executive has not made, nor shall at any time following the date of this Agreement, make or cause to be made, any copies, pictures, duplicates, facsimiles or other reproductions or recordings or any abstracts or summaries including or reflecting Confidential Information. All such documents and other property furnished to the Executive by the Company or any of its Subsidiaries or affiliates or otherwise acquired or developed by the Company or any of its Subsidiaries or affiliates shall at all times be the property of the Company. Upon termination of the Executive’s employment with the Company, the Executive will return to the Company any such documents or other property of the Company or any of its Subsidiaries or affiliates which are in the possession, custody or control of the Executive.
          (c) Without the prior written consent of the Company (which may be withheld for any reason or no reason), except in the ordinary course of the Company’s business, the Executive shall not at any time following the date of this Agreement use for the benefit or purposes of the Executive or for the benefit or purposes of any other person, firm, partnership, association, trust, venture, corporation or business organization, entity or enterprise or disclose in any manner to any person, firm, partnership, association, trust, venture, corporation or business organization, entity or enterprise any Confidential Information.
     13. Covenant Not to Compete; Covenant Not to Solicit. For a period commencing on the Effective Date and for a period ending one (1) year after the termination of the Executive’s employment with the Company for any reason or no reason, including termination for Cause or the Executive’s voluntary resignation without Good Reason, the Executive acknowledges and agrees that he will not, directly or indirectly, individually or on behalf of any other person or entity:
          (a) engage in any business that directly competes with the business in which the Company or any of the Company’s Subsidiaries or affiliates (collectively, the “Company Group”) is engaged (or had taken substantial steps to engage in), whichever is earlier (provided that the Executive shall be permitted to provide services to a private equity firm that holds investments in entities engaged in such competitive activities if the Executive is not involved, directly or indirectly, in (1) the management, operations or supervision of such investments or (2) advising any such firm with respect to such investments); or
          (b) solicit for hire, hire or employ (whether as an officer, director or insurance agent) any person who is an employee or independent contractor of any member of the Company Group or has been an employee or independent contractor of any member of the Company Group at any time during the six-month period prior to the Executive’s termination of employment or solicit, aid or induce any such person to leave his or her employment with any member of the Company Group to accept employment with any other person or entity.
          (c) Executive’s ownership of less than one percent (1%) of any class of stock in a publicly-traded corporation shall not be deemed a breach of this Section 13.
          (d) The Executive acknowledges and agrees that a violation of the foregoing provisions of Section 12 or Section 13 would result in material detriment to the Company, would cause irreparable harm to the Company, and that the Company’s remedy at law for any such violation would be inadequate. In recognition of the foregoing, the Executive agrees that, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement and without the necessity or proof of actual damages, the Company shall have the right to enforce this Agreement by specific remedies, which shall include, among other things, temporary and permanent injunctions, it being the understanding of the undersigned parties hereto that damages and injunctions all shall be proper modes of relief and are not to be considered as alternative remedies.

     14. Compliance with Section 409A of the Code.
     (a) The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption. Notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment may only be made upon a “separation from service” as determined under Section 409A. Each payment under this Agreement, including each installment of the Termination Payment, shall be treated as a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. In the event the parties determine that the terms of this Agreement do not comply with Section 409A, they will negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (in a manner that attempts to minimize the economic impact of such amendment on the Executive and the Company) within the time period permitted by the applicable Department of Treasury Regulations.
     (b) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. In order to comply with Section 409A of the Code, in no event shall the payments by the Company under Sections 5(b) or 6 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of any such fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such fees and expenses may not be liquidated or exchanged for any other benefit.
     (c) The Company and the Executive shall take all steps necessary (including with regard to any post-termination services the Executive provides) to ensure that any termination of employment described in this Agreement constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained in this Agreement to the contrary, the date on which such “separation from service” takes place shall be the date of the termination of the Executive’s employment.
     15. Prior Agreement; Effectiveness. As of the Effective Date, this Agreement supersedes any and all prior and/or contemporaneous agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, which are not embodied herein, and that no prior and/or contemporaneous agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Agreement shall be valid or binding on either party.
     16. Withholding of Taxes. The Company may withhold from any amounts payable or transfer made under any compensation or other amount owing to the Executive under this Agreement all applicable federal, state, city or other withholding taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

     17. Successors and Binding Agreement.
          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company by agreement in form and substance satisfactory to the Executive (and any such successor, the “Successor”), expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.
          (b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.
          (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 17(a) and 17(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 17(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated. In the event of the Executive’s death while any payment, benefit or entitlement is due to the Executive under this Agreement, such payment, benefit or entitlement shall be paid or provided to the Executive’s designated beneficiary (or if the Executive has not designated a beneficiary, to his estate).
     18. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
     19. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.

     20. Indemnification. The Company will indemnify the Executive (and his legal representative or other successors) to the fullest extent permitted (including a payment of expenses in advance of final disposition of a proceeding) by applicable law, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives (including but not limited to any judgment entered by a court of law) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which the Executive (or his legal representatives or other successors) may be made a party by reason of his having accepted employment with the Company or by reason of his being or having been a director, officer or employee of the Company, or any Subsidiary of the Company, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company, and to the extent the Company maintains such an insurance policy or policies, the Executive shall be covered by such policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any Company officer or director. The Executive’s rights under this Section 20 shall continue without time limit for so long as he may be subject to any such liability, whether or not the Employment Term may have ended.
     21. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid or unenforceable will be reformed to the extent (and only to the extent) necessary to make it enforceable or valid.
     22. Survival of Provisions. Notwithstanding any other provision of this Agreement, the parties’ respective rights and obligations under Sections 10, 11, 12, 13, 14, 15, 16, 20 and 22 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment for any reason whatsoever.
     23. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Unless otherwise noted, references to “Sections” are to sections of this Agreement. The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement.
     24. Defined Terms.
          (a) “401(k) Plan” means the HealthMarkets 401(k) and Savings Plan.
          (b) “Accounting Firm” has the meaning specified in Section 11(b).
          (c) “Agreement” has the meaning specified in the introductory paragraph herein.

          (d) “Annual LTIP Award” has the meaning specified in Section 4(d)(ii).
          (e) “Base Salary” has the meaning specified in Section 4(a).
          (f) “Board” means the Board of Directors of the Company.
          (g) “Call Right” has the meaning specified in Section 9(d).
          (h) “Cause” means the occurrence of any of the following:
     (i) the Executive engages in fraudulent activity, embezzlement or misappropriation relating to the business of the Company or any of its affiliates or Subsidiaries;
     (ii) the Executive is convicted by a court of competent jurisdiction of, or pleads guilty or nolo contendere to, any felony (other than a traffic violation) or any crime involving moral turpitude;
     (iii) the Executive commits a breach of the Restrictive Covenants, which breach has not been remedied within 30 days of the delivery to Executive by the Board of written notice of the facts constituting the breach, and which breach if not cured would have a material adverse effect on the Company;
     (iv) the Executive’s willful and continued failure after written notice from the Board to perform his material duties for the Company or its Subsidiaries (other than on account of approved leave of absence and/or Disability);
     (v) the Executive engages in (x) gross neglect or (y) willful misconduct, in both cases relating to the Executive’s performance of his duties for the Company; or
     (vi) the Executive’s breach of Section 26 of this Agreement.
          (i) “Code” means the Internal Revenue Code of 1986, as amended.
          (j) “Committee” means the Executive Compensation Committee of the Board.
          (k) “Company” has the meaning specified in the introductory paragraph of this Agreement.
          (l) “Company Group” has the meaning specified in Section 13(a).
          (m) “Comparable Non-U.S. Employment” means employment in an executive-level position located outside of the United States, reasonably taking into account the Executive’s reasonable, broad-based geographic preferences and attempting to provide the Executive with levels of responsibility and compensation that are reasonably similar to those provided to the Executive by the Company or generally provided to similarly situated executives in the applicable geographic region.
          (n) “Confidential Information” has the meaning specified in Section 12(a).
          (o) “Disability” shall mean the Executive’s incapacity due to physical or mental illness to substantially perform his duties on a full-time basis for at least 26 consecutive weeks or an aggregate period in excess of 26 weeks in any one fiscal year, and within 30 days after a notice of termination is thereafter given by the Company, the Executive shall not have returned to the full-time performance of the Executive’s duties; provided, however, if the Executive shall not agree with a determination to terminate his employment because of Disability, the question of the Executive’s Disability shall be subject to the certification of a qualified medical doctor selected by the Company or its insurers and acceptable to the Executive or, in the event of the Executive’s incapacity to accept a doctor, the Executive’s legal representative.
          (p) “Discretionary Sign-On Bonus” has the meaning specified in Section 4(e).
          (q) “Effective Date” has the meaning specified in Section 2.
          (r) “Employment Term” has the meaning specified in Section 2.
          (s) “Executive” has the meaning specified in the introductory paragraph of this Agreement.
          (t) “First Installment” has the meaning specified in Section 4(b)(i).
          (u) “First Year Guaranteed Annual Bonus” has the meaning specified in Section 4(b)(i).
          (v) “Good Reason” means the occurrence, without the Executive’s consent, of any the following events:
     (i) a material diminution in the Executive’s authorities, titles, reporting responsibilities or offices (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is promptly remedied after notice by the Executive to the Company);
     (ii) a material decrease in the Executive’s Base Salary or Target Bonus Percentage, other than in the case of a decrease for a majority of similarly situated executives of the Company;
     (iii) a reduction in the Executive’s participation in the Company’s benefit plans and policies to a level materially less favorable to the Executive unless such reduction applies to a majority of the senior level executives of the Company;

     (iv) the relocation of the Executive’s primary place of employment to a location 50 or more miles from the Company’s then-current headquarters; or
     (v) failure to obtain stockholder approval for the Amendment by the earlier of a Change of Control or June 30, 2009 to the extent such Amendment is necessary to effectuate the Initial Grant.
Notwithstanding the foregoing, the Executive shall only be entitled to resign for Good Reason if (1) the Executive first provides a notice of his intent to resign within 90 days following the date he first learns of the event(s) or circumstances giving rise to Good Reason (2) the Company fails to cure such events or circumstances within 30 days following the Company’s receipt of such notice and (3) the Executive terminates his employment within one year following the occurrence of the event or circumstance on which the Good Reason termination is based.
          (w) “Gross-Up Payment” has the meaning specified in Section 11(a).
          (x) “HealthMarkets” has the meaning specified in the introductory paragraph of this Agreement.
          (y) “HealthMarkets Affiliates” has the meaning specified in paragraph 1 of Exhibit B attached hereto.
          (z) “Immigration Approval” has the meaning specified in Section 26.
          (aa) “Immigration Termination” means a termination of the Executive’s employment, by the Executive or the Company, as a result of the failure to obtain or renew Immigration Approval, except to the extent otherwise provided in a Permissible Immigration Termination and under the circumstances described, and to the extent otherwise provided, in clause (vi) of the definition of Cause.
          (bb) “Initial Employment Term” has the meaning specified in Section 2.
          (cc) “Initial Grant” has the meaning specified in Section 4(c).
          (dd) “Initial LTIP Award” has the meaning specified in Section 4(d)(i).
          (ee) “Initial Payment Period” has the meaning specified in Section 10(e).
          (ff) “Investment” has the meaning set forth in Section 8.
          (gg) “IPO” has the meaning specified in the Stockholders Agreement.
          (hh) “Limit” has the meaning specified in Section 10(e).
          (ii) “Maximum Bonus Percentage” has the meaning specified in Section 4(b)(ii).

          (jj) “MOP” means the Company’s 2006 Management Option Plan, as may be amended from time to time.
          (kk) “Option Rights” has the meaning specified in the MOP.
          (ll) “Payment Period” means the one-year period commencing on (A) the Executive’s date of termination of employment with the Company in the event of a termination that is not a Permissible Immigration Termination, (B) in the event of a termination of employment (x) that is not a termination without Cause or a termination for Good Reason and (y) where the PIT Conditions have been satisfied, the later of (1) the date that the Executive notifies the Company that the Immigration Approval has not been renewed or (2) the date that the Executive is required to relocate outside the United States as a result of the fact that the Immigration Approval has not been renewed or (C) notwithstanding clauses (A) and (B) above, the first business day after the date that is six (6) months following the date of the Executive’s separation from service with the Company to the extent required in order to avoid the imposition of taxes or penalties under Code Section 409A; provided, however, solely if the Payment Period resulted from the occurrence of the events described in the clause (B) of this definition, the Payment Period shall end on the earlier of (x) the one-year anniversary of the date of termination and (y) the date that Blackstone satisfies its obligations under clause (C) of the definition of Permissible Immigration Termination).
          (mm) “Performance Year” has the meaning specified in Section 4(d)(ii).
          (nn) “Permissible Immigration Termination” means a termination of the Executive’s employment as a result of failure to obtain or renew the necessary Immigration Approval, to the extent applicable, at any time after October 1, 2009, where (A) the Executive has taken in good faith all reasonable actions to ensure obtainment or renewal of the Immigration Approval, (B) as a result of such failure, the Executive is required to relocate outside of the United States (the conditions in clauses (A) and (B), the “PIT Conditions”) and (C) Blackstone or one of its portfolio companies has failed to offer or caused to be offered to the Executive Comparable Non-U.S. Employment by the date that is 90 days following the later of (1) the date that the Executive notifies the Company that such Immigration Approval has not been renewed or (2) the date that the Executive is required to relocate outside the United States as a result of the fact that the Immigration Approval has not been renewed (such 90-day period, the “Comparable Non-U.S. Employment Offer Period”).
          (oo) “Permissible Immigration Termination Date” means the end of the Comparable Non-U.S. Employment Offer Period.
          (pp) “Pro-Rata Bonus” has the meaning specified in Section 10(b).
          (qq) “Release” has the meaning specified in the introductory paragraph of Exhibit B attached hereto.
          (rr) “Renewal Term” has the meaning specified in Section 2.
          (ss) “Reporting Person” has the meaning specified in Section 3(a).

          (tt) “Restrictive Covenants” has the meaning specified in Section 10.
          (uu) “Revocation Date” has the meaning specified in paragraph 3 of Exhibit B attached hereto.
          (vv) “Second Installment” has the meaning specified in Section 4(b)(i).
          (ww) “Shares” has the meaning specified in Section 4(d)(i).
          (xx) “Sign-On Bonus” has the meaning specified in Section 4(e).
          (yy) “Stockholders Agreement” means the Stockholders Agreement by and among investment funds affiliated with The Blackstone Group, L.P., Goldman Sachs & Co. and DLJ Merchant Banking Partners IV, L.P., the Company, the Executive, and other signatories thereto, dated April 5, 2006, as may be amended from time to time.
          (zz) “Subsidiary” shall mean any entity, corporation, partnership (general or limited), limited liability company, firm, business organization, enterprise, association or joint venture in which the Company directly or indirectly controls ten percent (10%) or more of the voting interest.
          (aaa) “Successor” has the meaning specified in Section 17(a).
          (bbb) “Target Bonus Percentage” has the meaning specified in Section 4(b)(ii).
          (ccc) “Termination Payments” has the meaning specified in Section 10(a).
          (ddd) “Underpayment” has the meaning specified in Section 11(a) .
          (eee) “Welfare Benefits” has the meaning specified in Section 10(c).
     25. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
     26. Executive’s Representation. The Executive hereby represents and warrants that he has received all necessary consents and approvals from the Department of Homeland Security and all other governmental agencies, commissions and authorities to execute and deliver this Agreement and perform all services for the Company and its affiliates that may be required hereunder (the “Immigration Approval”) through October 1, 2009.

     IN WITNESS WHEREOF, with the Company signatory listed below having been duly authorized by the Company to enter into this Agreement by the Company, the parties hereto have executed this Agreement as of the day and year first written.

Anurag Chandra

HealthMarkets, Inc.
By:
Phillip J. Hildebrand
Chief Executive Officer

Solely with respect to Section 4(c) of this Agreement Accepted and Agreed to as of the day and year first written above on behalf of the Blackstone by Blackstone Management Associates IV L.L.C.

Name: Chinh E. Chu
Title: Senior Managing Director

EXECUTION COPY
Exhibit A
Position: Executive Vice President, Chief Administrative Officer
Reporting Person: HealthMarkets Chief Executive Officer
Outside Activities:
Base Salary: $475,000, or such higher amount resulting from one or more subsequent increases in Base Salary by the Committee pursuant to
                       Section 4(a).
Target Bonus Percentage: 100%
Maximum Bonus Percentage: 200%

EXECUTION COPY
Exhibit B
Form of Release
     In consideration of the payments and promises contained in your Employment Agreement with HealthMarkets, Inc. (the “Company”) dated October 7, 2008, and in full compromise and settlement of any of your potential claims and causes of action relating to or arising out of your employment relationship with the Company or the termination of that relationship, and any and all other claims or causes of action that you have or may have against the HealthMarkets Affiliates (as defined below) up to the date of execution of this release (the “Release”), you hereby:
     1. knowingly and voluntarily agree to irrevocably and unconditionally waive and release the Company and any other entity controlled by, controlling or under common control with the Company, and their respective predecessors and successors and their respective directors, officers, employees, representatives, attorneys, including all persons acting by, through, under or in concert with any of them (collectively, the “HealthMarkets Affiliates”), from any and all charges, complaints, claims, liabilities, obligations, promises, sums of money, agreements, controversies, damages, actions, lawsuits, rights, demands, sanctions, costs (including attorneys’ fees), losses, debts and expenses of any nature whatsoever, existing on, or at any time prior to, the date hereof in law, in equity or otherwise, which you, your successors, heirs or assigns had or have upon or by reason of any fact, matter, cause, or thing whatsoever, and specifically including any matter that may be based on the sole or contributory negligence (whether active, passive or gross) of any HealthMarkets Affiliate. This release includes, but is not limited to, a release of all claims or causes of action arising out of or relating to your employer-employee relationship with the Company or the termination of that relationship, and any other claim, including, without limitation, alleged breach of express or implied written or oral contract, alleged breach of employee handbook, alleged wrongful discharge, and tort claims, or claims or causes of action arising under any federal, state, or local law, including, but not limited to, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., the Reconstruction Era Civil Rights Act of 1866 and 1871, 42 U.S.C. §§ 1981 and 1983, the Civil Rights Act of 1964, Title VII, 42 U.S.C. §§ 2000(e) et seq., The Civil Rights Act of 1991, 42 U.S.C. § 1981(a) et seq., the Equal Pay Act of 1963, 29 U.S.C. § 206(d) et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq. the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109, the Sarbanes-Oxley Act of 2002, as amended, and any claim under any other statutes of the State of Texas, or other jurisdictions, and the facts, circumstances, allegations, and controversies relating or giving rise thereto that have accrued to the date of execution of this Release;
     2. agree that you will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, investigation, or claim before any court, legislative body or committee, or administrative agency (whether state, federal or otherwise) against the HealthMarkets Affiliates relating to any claims, liabilities, obligations, promises, sums of money, agreements, controversies, damages, actions, lawsuits, rights, demands, sanctions, costs (including attorneys’ fees), losses, debts and expenses described in the foregoing

Paragraph 1; provided, however, that, notwithstanding anything to the contrary in the foregoing, nothing hereunder shall be deemed to affect, impair or diminish in any respect (i) any vested rights as of the date of termination or entitlement you may have under the 401(k) Plan; (ii) any other vested rights as of the date of termination you may have under any employee plan or program in which you have participated in your capacity as an employee of the Company or any other HealthMarkets Affiliate; (iii) your right to seek to collect unemployment benefits that you may be entitled to as a result of your employment with the Company or your right to seek benefits under workers’ compensation insurance, if applicable; (iv) your rights under this Release; including but not limited to your right to bring a claim for breach of this Release; (v) any rights you may have under that Section 20 (Indemnification) of the Employment Agreement; (vi) any rights to indemnification that you have or may have under the terms of the HealthMarkets Amended and Restated Bylaws; or (vii) your right to bring a claim under the Age Discrimination in Employment Act to challenge the validity of this Release, to file a charge under the civil rights statutes, or to otherwise participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency;
     3. acknowledge that: (i) this entire Release is written in a manner calculated to be understood by you; (ii) you have been advised to consult with an attorney before executing this Release; (iii) you were given a period of at least twenty-one days within which to consider this Release; and (iv) to the extent you execute this Release before the expiration of the twenty-one-day period, you do so knowingly and voluntarily and only after consulting your attorney. You shall have the right to cancel and revoke this Release during a period of seven days following the date on which you execute it, and this Release shall not become effective, and no money will be paid to you in respect of severance, until the day after the expiration of such seven-day period (the “Revocation Date”). In order to revoke this Release, you shall deliver to the Company, prior to the Revocation Date, a written notice of revocation. Upon such revocation, this Release shall be null and void and of no further force or effect;
     4. agree to make yourself reasonably available to the Company following the date of your termination to assist the HealthMarkets Affiliates, as may be requested by the Company at mutually convenient times and places, with respect to the business of the Company and pending and future litigations, arbitrations, governmental investigations or other dispute resolutions relating to or in connection with the Company; and
     5. agree not to, either in writing or by any other medium, make any disparaging or derogatory statement about the HealthMarkets Affiliates or any of their respective officers, directors, employees, affiliates, Subsidiaries, successors, assigns or businesses, as the case may be; provided, however, that you may make such statements as are necessary to comply with law.

B-2